NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 12, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 29, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Just Energy Group Inc. 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares became effective on September 29, 2020. Each holder of the preferred shares received 0.33387132 new Common Shares on a post-split basis of Just Energy Group Inc. for each 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares of Just Energy Group Inc. held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 29, 2020.